Exhibit 4.1

PROMISSORY NOTE

Principal $250,000
Issuance Date: May 2, 2022

The undersigned maker (the “Maker”) promises to pay to the order of Scott R. Silverman, of [ ] (the “Lender) the principal sum of $250,000, together with interest accruing thereon from the date hereof at the rate and time hereinafter provided.

Interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the outstanding balance of principal evidenced by this Promissory Note (“Note”) shall accrue at a rate per annum equal to 6%.

On the 24th month anniversary of the Issuance Date of this Note (the “Maturity Date”), all outstanding principal, accrued and unpaid interest and all other amounts due and payable hereunder shall be immediately due and payable in full.

The failure of Maker to pay to Lender (as required under this Note) promptly within three calendar days after written notice from Lender that amounts are due and payable under this Note shall constitute an event or default under this Note.

At any time after the occurrence of any event of default, the indebtedness evidenced by this Note and/or any note(s) or other obligation(s) which may be taken in renewal, extension, substitution or modification of all or any part of the indebtedness evidenced thereby and all other obligations of Maker to Lender howsoever created and existing shall, at the option of the Lender in its sole discretion, immediately become due and payable without demand upon or notice to Maker, and Lender shall be entitled to exercise all remedies as provided by law and/or equity.

Maker hereby waives presentment for payment, demand, notice of dishonor and protest and agrees that (i) any collateral, lien or right of setoff securing any indebtedness evidenced by this Note may, from time to time, in whole or in part, be exchanged or released, and any person liable on or with respect to this Note may be released, all without notice to or further reservations of rights against Maker, any indorser, surety or guarantor and all without in any way affecting or releasing the liability of Maker, any indorser, surety or guarantor, and (ii) none of the terms or provisions hereof may be waived, altered, modified or amended except as Lender may consent thereto in writing.

Maker hereby agrees to pay all actual out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in the collection of the indebtedness evidenced by this Note, in enforcing any of the rights, powers, remedies and privileges of Lender hereunder, or in connection with any further negotiations, modifications, releases, or otherwise incurred by Lender in connection with this Note. As used in this Note, the term “attorneys’ fees” shall mean reasonable actual out-of-pocket charges and expenses for legal services rendered to or on behalf of Lender in connection with the collection of the indebtedness evidenced by this Note at any time whether prior to the commencement of judicial proceedings and/or thereafter at the trial and/or appellate level and/or in pre-judgment and post-judgment or bankruptcy proceedings.

In no event shall the rate of interest charged under this Note exceed the rate that may legally be charged to Maker for obligations of this nature under the laws of the State of Florida, and any interest that may be paid in excess of the legal limit shall, at the option of Lender, be refunded to Maker or shall be applied towards payment of the principal obligation under this Note.

Each party hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of Florida sitting in Broward County, and agrees that any such action, litigation, or proceeding may be brought in any such Florida State court or, to the fullest extent permitted by applicable law, in such federal court. Each party hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note against Maker or its properties in the courts of any jurisdiction.

To the extent that Lender receives any payment on account of any of Maker’s obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinate and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Maker’s obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Maker’s obligations.

Maker agrees that this Note shall be deemed to have been made under and shall be governed by the laws of the State of Florida in all respects, including matters of construction, validity and performance. If any provisions of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note. All of the terms and provisions of this Note shall be applicable to and be binding upon each and every maker, indorser, surety, guarantor, all other persons who are or may become liable for the payment hereof and their heirs, personal representatives, successors or assigns.

Time is of the essence as to each provision of this Note which requires Maker to take any action within a specified time period.

MAKER AND LENDER (BY ACCEPTING THIS NOTE) HEREBY MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER MAKER OR LENDER AGAINST THE OTHER AND BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, THIS NOTE, OR OTHER DOCUMENTS SECURING OR EXECUTED IN CONNECTION WITH THIS NOTE.

At any time the Maker may prepay all or any portion of the principal amount of this Note and any accrued and unpaid interest without penalty.

IN WITNESS WHEREOF, the Maker has executed this Note as of May 2, 2022.

C-BOND SYSTEMS, INC.
a Colorado corporation

By:	/s/ Allison Tomek
Allison Tomek, its President

ACKNOWLEDGED AND AGREED:

/s/ Scott R. Silverman
Scott R. Silverman

[Signature page to the Promissory Note]

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